                                                               DQE Exhibit 12.1


                              DQE and Subsidiaries

               Calculation of Ratio of Earnings to Fixed Charges
            and Preferred and Preference Stock Dividend Requirements
                             (Thousands of Dollars)


                                        Three Months Ended                           Year Ended
                                             March 31,                               December 31,
                                               2001            2000         1999         1998         1997         1996
                                        ------------------  -------------------------------------------------------------
FIXED CHARGES:
    Interest on long-term debt               $16,160        $ 73,546     $ 79,454     $ 81,076     $ 87,420     $ 88,478
        Other interest                         5,755          36,118       28,212       14,556       13,823       10,926
        Portion of lease payments
         representing an interest factor       1,601           6,783       42,973       44,146       44,208       44,357
        Dividend requirement                   3,578          14,131       14,684       15,612       21,649       14,385
                                        ------------------  -------------------------------------------------------------
            Total Fixed Charges              $27,094        $130,578     $165,323     $155,390     $167,100     $158,146
                                        ------------------  -------------------------------------------------------------

EARNINGS:
    Income from continuing operations        $12,223        $153,551     $201,416     $196,688     $199,101     $179,138
        Income taxes                           7,295          70,350      110,722*     100,982*      95,805*      87,388*
    Fixed charges as above                    27,094         130,578      165,323      155,390      167,100      158,146
                                        ------------------  -------------------------------------------------------------
            Total Earnings                   $46,612        $354,479     $477,461     $453,060     $462,006     $424,672
                                        ------------------  -------------------------------------------------------------

RATIO OF EARNINGS TO FIXED CHARGES              1.72            2.72         2.89         2.92         2.76         2.69
                                        ==================  =============================================================



*Earnings related to income taxes reflect a $3.0 million, $12.0 million, $17.0 million and $12.0 million decrease for the twelve months ended December 31, 1999, 1998, 1997 and 1996, respectively, due to a financial statement reclassification related to Statement of Financial Accounting Standards No. 109, Accounting for Income Taxes. The ratio of earnings to fixed charges, absent this reclassification equals 2.86, 2.99, 2.87 and 2.76 for the twelve months ended December 31, 1999, 1998, 1997 and 1996, respectively.